As filed with the Securities and Exchange Commission on October 4, 2024

Registration No. 333-226422

Registration No. 333-227692

Registration No. 333-230869

Registration No. 333-234511

Registration No. 333-260520

Registration No. 333-265727

Registration No. 333-277693

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-226422

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-227692

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-230869

Post-Effective Amendment No. 4 to Form S-8 Registration Statement No. 333-234511

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-260520

Post-Effective Amendment No. 4 to Form S-8 Registration Statement No. 333-265727

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-277693

UNDER

THE SECURITIES ACT OF 1933

MorphoSys AG

(Exact name of registrant as specified in its charter)

Germany	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Semmelweisstrasse 7

82152 Planegg

Germany

Telephone: +49 89-89927-0

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Employment Agreement

Offer of Employment

Long-Term Incentive Plan 2019

Restricted Stock Unit Program 2019 (US Inc.)

Restricted Stock Unit Program 2020 (US Inc.)

Restricted Stock Unit Program October 2020 (US Inc.)

Restricted Stock Unit Program April 2021 (US Inc.)

Restricted Stock Unit Program October 2021 (US Inc.)

Stock Option Plan October 2021 (Constellation)

Restricted Stock Unit Program 2022 (US)

Restricted Stock Unit Program October 2022 (US)

Restricted Stock Unit Program April 2023 (US)

Restricted Stock Unit Program October 2023 (US)

RSUP 2024 (US)

(Full titles of the plans)

MorphoSys US Inc.

470 Atlantic Avenue, 14th floor

Boston, MA 02210

Tel: +1 (844) 667-1992

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph Gilligan

Les Reese

Hogan Lovells US LLP

555 Thirteenth Street NW

Washington, DC 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment filed by MorphoSys AG (the “Company”) deregisters all securities that remain unsold under the following registration statements on Form S-8 (the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission:

•

Registration Statement No.  333-226422, registering 10,642 ordinary shares, no par value, of the Company (“Ordinary Shares”) under the Employment Agreement, dated July 23, 2018, between MorphoSys US Inc. and Jennifer Herron;

•	Registration Statement No. 333-227692, registering 3,104 Ordinary Shares under the Offer of Employment, dated September 6, 2018, between MorphoSys US Inc. and Jens Holstein;

•	Registration Statement No. 333-230869, registering 17,854 Ordinary Shares under the Long-Term Incentive Plan 2019;

•

Registration Statement No. 333-234511, registering 127,357 Ordinary Shares under the Restricted Stock Unit Program 2019 (US Inc.), Restricted Stock Unit Program 2020 (US Inc.), Restricted Stock Unit Program October 2020 (US Inc.) and Restricted Stock Unit Program April 2021 (US Inc.);

•	Registration Statement No. 333-260520, registering 1,629,615 Ordinary Shares under the Restricted Stock Unit Program October 2021 (US Inc.) and Stock Option Plan October 2021 (Constellation);

•

Registration Statement No.  333-265727, registering 1,978,907 Ordinary Shares under the Restricted Stock Unit Program 2022 (US), Restricted Stock Unit Program October 2022 (US), Restricted Stock Unit Program April 2023 (US) and Restricted Stock Unit Program October 2023 (US); and

•	Registration Statement No. 333-277693, registering 408,620 Ordinary Shares under the RSUP 2024 (US).

On June 20, 2024, Novartis AG and its subsidiaries Novartis BidCo AG and Novartis BidCo Germany AG (collectively, “Novartis”) informed the Company of its intention to merge the Company into Novartis (the “Merger Squeeze-Out”). As of August 15, 2024, Novartis held 94.55% of the outstanding bearer shares of the Company.

On August 5, 2024, the Company completed the voluntary delisting of its American Depositary Shares from the Nasdaq Global Market.

On August 27, 2024, shareholders of the Company approved the Merger Squeeze-Out. The Merger Squeeze-Out will be effective once the transfer resolution and merger have been registered in the commercial register of the Company and the merger has also been registered in the commercial register of Novartis.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities that had been registered for issuance but that remain unsold at the termination of the offerings, this post-effective amendment removes from registration any and all securities that were registered under the Registration Statements and remain unsold at the termination of the offerings. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Planegg, Germany on October 4, 2024.

MorphoSys AG

By:	/s/ Arkadius Pichota
Name:	Arkadius Pichota
Title:	Chief Executive Officer, Member of Management Board

By:	/s/ Lukas Gilgen
Name:	Lukas Gilgen
Title:	Chief Financial Officer, Member of Management Board

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.